Exhibit 4.1

REVOLVING CREDIT FACILITY INITIAL FACILITY FUNDING $200,000 (SUBJECT TO INCREASE UP TO $400,000)	November 14, 2018 Fort Collins, Colorado

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, C-Bond Systems, Inc. (fka WestMountain Alternative Energy, Inc.), a Colorado corporation (“Borrower), promises to pay to the order of BOCO Investments, LLC, a Colorado limited liability company (the “Lender,” which term will include any transferee of this Note), the outstanding principal balance as set forth in the last entry on the Schedule (as defined in Section 1 below), together with interest (as provided in Section 2 below) and such other amounts as are due and payable by Borrower to Lender pursuant to that REVOLVING CREDIT FACILITY LOAN And SECURITY AGREEMENT by and between the Borrower and the Lender of even date herewith (as such may be amended, modified, supplemented or restated hereafter, the “Loan Agreement”). This Secured Promissory Note (“Note”) is issued pursuant to the terms of the Loan Agreement and additional rights and obligations of the Lender and the Borrower are set forth therein. Terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement. All outstanding principal and accrued interest under this Note shall be due and payable on November 14, 2020 (the “Maturity Date”) if not sooner pre-paid by Borrower.

1.  Lender has advanced to Borrower the initial loan sum of Two Hundred Thousand Dollars ($200,000.00) at Closing. Lender may advance additional loans to Borrower as set forth in the Loan Agreement up to a Maximum Loan Amount of Four Hundred Thousand Dollars ($400,000.00). Lender shall keep a spreadsheet (the “Schedule”) in which Lender shall enter: (a) the principal amount of each loan it makes to the Borrower pursuant to this Note and the accompanying Loan Agreement (collectively, the “Transaction Agreements”); (b) interest, fees or other charges payable by Borrower under the Transaction Agreements; (c) the amount of any payment made by the Borrower in satisfaction of any amount due under the Transaction Agreements; (d) the manner in which any payment by the Borrower is applied; and, (e) the outstanding principal and interest balance under this Note as of the date of each payment or Loan Date. Lender need not calculate accrued interest, penalties or other amounts except on payment dates (to include the Maturity Date) or Loan Dates (such that the Schedule may accurately reflect amounts due and owing on such dates). The Borrower hereby authorizes Lender to keep the Schedule as described in Section 1.2 of the Loan Agreement.Borrower may request a copy of the Schedule from Lender at any time upon ten (10) Business Days’ notice. A copy of the Schedule, signed and dated by Lender, must be attached as Exhibit A hereto in the event of any transfer or assignment of this Note or in the event Lender commences legal action to enforce the same.

2. The Borrower will pay interest as follows:

a.	On the outstanding principal balance advanced to Borrower under the Transaction Agreements accrued at the rate of twelve percent (12%) per annum, compounded annually.

b.	Upon the occurrence of an Event of Default under the Transaction Agreements, all amounts then outstanding under this Note (including principal and interest) shall bear interest at the rate of eighteen percent (18%) per annum, compounded annually, until the Event of Default is cured.

c.	Interest will accrue from day to day and will be calculated on the basis of a year of three hundred and sixty five (365) days and on the basis of the actual number of days elapsed.

d.	Notwithstanding any other provision of the Transaction Agreements, interest under the Transaction Agreements shall not exceed the maximum rate permitted by law. If any amount is paid under the Transaction Agreements as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a payment on account of the principal amount advanced to the Borrower pursuant to the Transaction Agreements. If such excessive interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Borrower.

3.  The Borrower shall make such mandatory pre-payments to Lender as required in the Loan Agreement and shall pay to Lender all principal and accrued interest on or before the Maturity Date. All payments received from Borrower for application to amounts due under this Note shall first be applied to interest, then to any costs, fees or other amounts chargeable by Lender under the Transaction Agreements, then to outstanding principal. All payments shall be in lawful money of the United States of America in immediately available funds and made to the Lender at 262 E. Mountain Avenue, Fort Collins, CO 80524 or at such other place as Lender may designate in writing.

4. The Borrower may, at any time and from time to time, make prepayments on account of the interest on and principal of this Note without prepayment penalty.

5. The Lender may effect payment of any amount owing under this Note by setting off against that amount any amount which the Lender owes to the Borrower.

6. Borrower shall make all payments under this Note without defense, set-off or counterclaim on its part.

7. Borrower’s obligations under this Note are secured by the Loan Agreement.

8. The Borrower agrees to pay on demand (i) all expenses (including, without limitation, legal fees and disbursements) incurred in connection with the negotiation and preparation of this Note and any documents in connection with this Note, and (ii) all expenses of collecting and enforcing this Note and any guarantee or collateral securing this Note, including, without limitation, expenses and fees of legal counsel, court costs and the cost of appellate proceedings, all as set forth in further detail in the Loan Agreement.

9. The occurrence of any Event of Default (as that term is defined in the Loan Agreement) shall also constitute an Event of Default under this Note.

10. Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding obligations payable by Borrower hereunder shall automatically become immediately due and payable. In addition to and not in lieu of the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise all other rights, powers or remedies granted to it under this Note, the Loan Agreement or otherwise permitted to it by law (including but not limited to foreclosure of the security interest granted in the Loan Agreement), either by suit in equity or by action at law, or both, all such remedies being cumulative.

11. So long as Borrower shall have any obligation under this Note, Borrower shall not, without Lender’s written consent, lend money, give credit or make advances to any person, firm, joint venture or corporation or other entity, including, without limitation, officers, directors, employees, subsidiaries and affiliates of Borrower, except loans, credits or advances made in the ordinary course of business in connection with Borrower’s sales to third party customers.

12. So long as Borrower shall have any obligation under this Note, Borrower shall not, without the Lender’s prior written consent, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection.

13. Borrower unconditionally waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

14. No failure by Lender to exercise, or delay by Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy. Lender may not waive any of its rights under this Note except by an instrument in writing signed by it.

15. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16. This Note shall be governed by and construed under the laws of the State of Colorado, as applied to agreements among Colorado residents made and to be performed entirely within the State of Colorado, without giving effect to conflicts of laws principles that would result in the application of any law other than Colorado law. Exclusive venue for all actions arising out of this Note shall be in the District Court in and for Larimer County, Colorado.

17. In addition to the obligations recited herein and contemplated to be performed, executed, and/or delivered by Borrower, Borrower agrees to perform, execute, and/or deliver or cause to be performed, executed, and/or delivered any and all such further acts, instruments, deeds, and assurances, at Borrower’s sole cost and expense, as may be reasonably required by Lender to consummate all transactions contemplated by the Transaction Agreements.

18. This Note may not be amended without the written approval of the Lender and Borrower.

Dated on the date first set forth above.

Borrower:

C-BOND SYSTEMS, INC., a Colorado corporation

By:	/s/ Scott R. Silverman
Print Name: Scott R. Silverman
Its: Chief Executive Officer

EXHIBIT A

SCHEDULE

(To be attached in the event of assignment, transfer, or commencement of legal action to enforce Transaction Agreements)